Exhibit 99.3

Operator: Good day, everyone. Welcome to FaZe Holdings Inc. Fourth Quarter and Full Year 2022 Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. [Operator Instructions] Additionally, before getting started, please be advised that due to a technical error, the company reposted its 2022 shareholder letter to the Investor Relations site at approximately, 5:00 PM Eastern Time. Investors are advised to access this updated version of the letter.

I would now like to introduce your host for today's conference, Kyron Johnson, General Counsel. Please go ahead, sir.

Kyron Johnson

Chief Legal Officer, FaZe Holdings, Inc.

Thank you everyone for joining us. With me today are Lee Trink, Chief Executive Officer; and Christoph Pachler, Chief Financial Officer. Before we begin, I will remind you that comments made by management during this call will include forward-looking statements within the meaning of federal securities laws. These include statements of FaZe Holdings' financial outlook, the company's plans and timing for product development and sales and any other statements other than statements of historical fact.

These forward-looking statements are based on management's current expectations and involve risks and uncertainties. For discussion of risk factors and uncertainties that may affect our performance or cause actual results to differ materially from these statements, please review our most recent SEC filings, which are available on our website at FaZeclan.com.

In addition, during this call, we may discuss certain non-GAAP financial measures. Additional information regarding these non-GAAP measures, including reconciliations of these measures to the most directly comparable GAAP measures is contained in our shareholder letter and also available on our website at FaZeclan.com.

The content of this conference call contains time-sensitive information, accurate only as the date of this broadcast, except as required by law FaZe Holdings undertakes no obligation to revise or otherwise update any statement to reflect events or circumstances after the date of this call.

With that, I am pleased to turn over the call to our CEO, Lee Trink.

Lee Trink

Chairman & Chief Executive Officer, FaZe Holdings, Inc.

Thank you, Kyron. And hello, everyone. Thank you for joining us today at our first full year earnings call as a public company. I'd like to strongly encourage everyone to read the shareholder letter we posted on our Investor Relations website, which includes a full update on state of the business and the opportunities we see ahead of us. On the call today, I'd like to highlight our financial results and discuss our strategic priorities for 2023 before turning the call over to our CFO, Christoph, to review the financials in more detail.

First, I am proud to announce that we achieved revenue of $70 million hitting our target for the year, despite a challenging market environment, particularly since our public listing in July. We've secured new brand partners, welcomed new talent to our roster and expanded our network to reach over half a billion people worldwide. These achievements are a good reminder of the influence of the FaZe brand and what collectively we have created. What started as a hobby for a group of teenagers sits today in an exciting and unique position at the leading edge of the creator economy.

Looking at our most recent partnerships with Porsche and Nike, you can see why we are confident about what we can achieve. With Nike in particular we've previously had other opportunities in the category, but we remain patient for the right deal. We knew Nike was the best fit for us and we couldn't be more thrilled with the results of our first product collaboration. We also can't wait to show you what we have in store next. So we see great things ahead, but we also know we're operating in a difficult near-term environment. We have re-evaluated our goals and initiatives in 2023 to better align with our capital position. We've streamlined the business regarding staffing and other cost savings to establish a healthy foundation for embarking on a path to profitability. I am happy to report that we're making significant progress and we continue to look for cost savings in the business. For the coming year, we are diligently focused on our core revenue drivers, sponsorships, talent and e-sports. The FaZe talent network sits at the very heart of the FaZe brand. We are refreshing and optimizing our talent network to concentrate on high engagement talent to drive strength in both sponsorships and e-sports businesses.

Speaking of e-sports, our Counter-Strike team just had an historic weekend bringing home FaZe Clan's 38 championship and becoming the first ever international roster to win the Intel Grand Slam. We're extremely proud of that. That being said, we know the past several months have been difficult for our investors. We are committed to FaZe's success and are implementing a strategy that we believe will boost growth this year, considerably reduce our losses and put FaZe in a stronger position to succeed as a business and as the economy improves. As demonstrated by our blue chip partners and exceptional talent, we believe the FaZe brand has tremendous value and potential. We are a unique brand that sits at the nexus of Gen Z and the seismic changes in the consumption of both content and products that this digitally native generation is driving. We look forward to capitalizing on our potential in 2023 and beyond.

I'll now turn it over to Christoph to review the financials and our outlook in more detail.

Christoph M. Pachler

Chief Financial Officer, FaZe Holdings, Inc.

Thank you, Lee, and hello, everyone. Detailed information about our financial performance can be found in our shareholder letter. But I'd like to highlight a few key points from the full year. As Lee mentioned, we reported 2022 full year revenue of $70 million, which aligns with our plan for the year. Revenue was primarily driven by brand partnerships, which has been our key operational focus throughout the year. Our revenue portfolio from brand partnerships is diverse, has high margin, and includes such stellar household names as Porsche, McDonald's, Xfinity, Comcast, DoorDash, Ghost Energy Drink, MoonPay and others, as well as a recently launched program with Nike.

Our 2022 adjusted EBITDA loss of $33.6 million includes significant ongoing public company compliance expenses and a higher head count for the year. Note that we streamlined our workforce later in the year and early in 2023. We expect this to result in a 17% reduction in annual head count expenses with additional savings from operational efficiencies. As we discussed during our previous earnings call, in late 2022, we also exited capital intensive initiatives in the content space that did not generate sufficient returns, which will further help reduce our cost basis going forward.

We ended the year with $37.8 million in cash confidently held in one of America's biggest banks. This is sufficient to fund our near-term growth plans following the reductions and cost savings initiatives we have executed. We continue to examine further opportunities to enhance our capital structure. While we are not providing guidance for 2022 in light of the macro economic uncertainty, we are planning for revenue growth and a significant narrowing of our adjusted EBITDA loss, following the cost reductions we have implemented. We expect our top line to be driven by expanding our brand partnership business into new categories and we are actively pursuing a solid pipeline of new opportunities. We look forward to updating you as the year unfolds.

In closing, we believe we have done a lot of hard work over the past several months to position FaZe for success. There is much more to do. Our management team and board are committed to seeing this work through and to delivering results for ourselves and our shareholders.

With that, we'd like to open the call for questions.

Operator: Thank you. [Operator Instructions] We'll go first today to Steven Saltz (sic) [Steven Saltzstein] (09:04) with FORCE Family Office.

Chief Executive Officer, FORCE Family Office Q

Steven Saltzstein

Thank you. Great job, guys. Hey, can we assume 2022 figures are likely repeatable for sponsorships in 2023, and can you provide color on the length of these sponsorship contracts?

Chairman & Chief Executive Officer, FaZe Holdings, Inc. A

Lee Trink

Sure. Thanks, Steven, and to answer your second question, typically our sponsorship deals are a year or longer. Historically we've kept them to that length, because the value increases kind of year-on-year. We've shown that and we experienced that over the last few years. But in regard to 2023, look, we've demonstrated the ability to continue growing our partner list year-after-year, not only maintaining a high quality of sponsors, but really even improving the quality of sponsors and getting great sponsors. Over the years, we've moved from gaming endemic brand to iconic globally recognized brands like, as Christoph mentioned, McDonald's, Porsche and Nike.

I'd note that in 2022, we had 15 significant brand partnerships, which is up from 12 significant partnerships the year before and we've got a robust pipeline of both new deals and renewals. So we're optimistic about the brand partnership business for 2023. Thank you.

Operator: We'll hear next from [indiscernible] (10:44)

Q

Hi, everybody. Great, great year. My question is, in relation to the partnerships. In Q1, you announced partnerships with Nike and Porche. And I'm wondering how much money do you make from those?

Chairman & Chief Executive Officer, FaZe Holdings, Inc. A

Lee Trink

So thanks, [ph] Mark. (11:04) So, we don't comment on the value of individual deals. We obviously talk about the business overall, but we don't really talk about individual deal size. That being said, what I'll note about the two partnerships that you highlight is while revenue, we put in our significant buckets. Those two partnerships in particular have opened a lot of other doors and have enhanced the standing of FaZe's brand. And we're already starting to see the benefits of those association beyond even the revenue that those generate.

Operator: And at this time, I'd like to turn things back to Lee Trink for any closing remarks.

Lee Trink

Chairman & Chief Executive Officer, FaZe Holdings, Inc.

Got it. Well, thank you again, everyone, for participating and for your interest in FaZe. What I would say the takeaways for today are that we've got a strong plan in place. We are executing on it. We've had a strong execution in Q1. We've put the company in a position to drive improved performance in 2023, and we really look forward to updating you on our Q1 conference call in mid-May. Have a great day, everyone. Thank you.

Operator: And again, that will conclude today's conference. Thank you all for joining us. You may now disconnect.

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